EXHIBIT 99.1
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PRESS RELEASE
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Contacts:
Melissa Lederer                           Guy R. Friddell, III
CoolSavings, Inc.                         Landmark Communications, Inc.
(312) 224-5153                            (757) 446-2660
melissa@coolsavings.com                   rfriddell@lcimedia.com

David B. Arney
CoolSavings, Inc.
(312) 224-5427
darney@coolsavings.com



JOINT PRESS RELEASE


           LANDMARK COMMUNICATIONS TO TAKE COOLSAVINGS PRIVATE;
        COOLSAVINGS STOCKHOLDERS TO RECEIVE $.80 PER SHARE IN CASH


CHICAGO, IL AND NORFOLK, VA - SEPTEMBER 13, 2005 - Landmark Communications, Inc. ("Landmark") today announced the execution of a definitive agreement for Landmark to purchase all of the shares of common stock ("Common Stock") and Series C convertible preferred stock of CoolSavings, Inc. ("CoolSavings") (OTC Bulletin Board: CSAV) held by each of Richard H. Rogel and Hugh R. Lamle and certain of their respective family members and related persons (the "Selling Stockholders"). Landmark is CoolSavings' largest stockholder with beneficial ownership of approximately 83% of CoolSavings' Common Stock, assuming Landmark converted all of its Series B convertible preferred stock. Mr. Rogel and Mr. Lamle are members of the Board of Directors of CoolSavings. This negotiated purchase will be the first step in a series of transactions through which Landmark, without action by the CoolSavings board of directors, intends to take CoolSavings private.

Under its agreement with the Selling Stockholders, Landmark will acquire 8,739,904 shares of Common Stock and 12,132,976 shares of Series C convertible preferred stock of CoolSavings (collectively, the "Shares") at a per share price of $.80 for an aggregate purchase price of $16,698,304.

Upon consummation of the acquisition of the Shares, Landmark will hold approximately 66.5% of the outstanding shares of Common Stock, 100% of the outstanding shares of Series B convertible preferred stock and approximately 95% of the outstanding shares of Series C convertible preferred stock of CoolSavings. Immediately following the acquisition of the Shares, Landmark intends to exercise its right to convert all of its outstanding shares of Series B convertible preferred stock to Common Stock.

Once the conversion is completed, Landmark's ownership of CoolSavings' Common Stock will increase from approximately 66.5% to approximately 91.7%, and, accordingly, Landmark will own more than 90% of each class of outstanding stock of CoolSavings.











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Immediately following the consummation of the acquisition of the Shares and conversion of all of Landmark's shares of Series B convertible preferred stock to Common Stock, and subject to Landmark's obligations under Rule 13e-3 of the Securities Exchange Act of 1934, Landmark intends to consummate a short-form merger pursuant to Section 253 of the Delaware General Corporation Law ("DGCL") whereby a newly-formed wholly owned, indirect subsidiary of Landmark holding all of the shares of CoolSavings capital stock then owned by Landmark and its affiliates will be merged with and into CoolSavings, with CoolSavings being the surviving corporation in such merger. Under Section 253 of the DGCL, the short-form merger may be effected without any vote of the board of directors or stockholders of CoolSavings because the merging subsidiary will own more than 90% of each class of outstanding stock of CoolSavings.

Under the terms of the merger, each outstanding share of Common Stock and each outstanding share of Series C convertible preferred stock of CoolSavings (other than those shares held by Landmark and its affiliates and any shares owned by stockholders who properly exercise their statutory appraisal rights under the DGCL) will be converted into the right to receive $0.80 in cash, without interest. Following the merger, Landmark will beneficially own the same number of shares of Common Stock and Series C convertible preferred stock of CoolSavings, as the surviving corporation, as before the merger.

The closing of the acquisition of the Shares is subject to customary closing conditions, including Landmark's filing of a Schedule 13E-3, the resolution of all SEC comments with respect to the Schedule 13E-3, and the dissemination of the Schedule 13E-3 to CoolSavings' stockholders pursuant to Rule 13e-3. After the consummation of the acquisition of the Shares and the completion of the short-form merger, Landmark intends, and the purpose of the acquisition of the Shares and the short form merger is, to cause CoolSavings to file a Form 15 to deregister the Common Stock under the Securities Exchange Act of 1934 and cease to be a publicly traded reporting company.

Landmark intends to file the Schedule 13E-3 as soon as practicable. Following the resolution of any SEC comments, Landmark intends to mail the
Schedule 13E-3 to each stockholder of CoolSavings. The purchase of the Shares and the short form merger will not be consummated for at least 20 days following this mailing. Landmark currently anticipates that the going-private transaction will be effected in the fourth quarter of 2005.

Landmark does not expect that there would be any significant changes in CoolSavings management or immediate business strategy.

CoolSavings is joining in this press release with Landmark for the purpose of disclosing information provided to it by Landmark. CoolSavings fully expects to continue operations in the ordinary course of business pending the merger transaction.


ABOUT COOLSAVINGS

CoolSavings is a leading interactive marketing services company for advertisers and publishers. The company provides superior lead generation, e-mail, coupon and loyalty programs across its extensive network of company-owned Branded Web Properties and top partner sites. The company maximizes results using sophisticated targeting, optimization and predictive modeling capabilities. Together these services could enable leaders in the consumer packaged goods, retail and direct marketing industries to reach more than 48 million registering consumers and potentially generate more than 75 million consumer responses in 2005, while delivering valuable content and revenue for the Company's network partners.







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ABOUT LANDMARK

Landmark is a privately-held media company with national and international interests in newspapers, broadcasting, cable programming and electronic publishing, including The Weather Channel, weather.com and The
Virginian-Pilot.



This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in this press release, may cause the proposed transactions contemplated hereunder to differ materially from the expectations expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the SEC review of the Schedule 13E-3, the consummation of the transactions contemplated by the stock purchase agreement with the Selling Stockholders and other risks associated with the transactions described herein. For a discussion of other risks, uncertainties and factors which could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements herein, see "Risk Factors" in the Company's annual report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, both as filed with the SEC.

CoolSavings undertakes no obligation to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or otherwise reflect new developments or changed circumstances, unless expressly required by applicable federal securities laws. You should not place undue reliance on any such forward-looking statements.



Source:  Landmark Communications, Inc.; CoolSavings, Inc.


































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